HERITAGE SERIES TRUST

                                     CLASS A
                                DISTRIBUTION PLAN

                                     AMENDED
                                   SCHEDULE A




      The maximum annualized fee rate pursuant to Paragraph 1 of the Heritage Series Trust Distribution Plan shall be as follows:


      SMALL CAP STOCK FUND.........................................0.35%
      VALUE EQUITY FUND............................................0.35%
      GROWTH EQUITY FUND...........................................0.35%
      INTERNATIONAL EQUITY FUND....................................0.35%
      MID CAP STOCK FUND...........................................0.35%
      DIVERSIFIED GROWTH FUND......................................0.35%
      CORE EQUITY FUND.............................................0.35%



Dated: March 29, 1993, as amended on August 30, 2002, November 14, 2003 and November 18, 2004.